Contact:

Investors:	News Media:
Jacob Sayer	Linda Megathlin
(508) 236-3800	(508) 236-1761
investors@sensata.com	lmegathlin@sensata.com

Sensata Technologies Holding N.V. Announces Offering of $700 Million of Senior Notes
ALMELO, Netherlands, March 19, 2015 -- Sensata Technologies Holding N.V. (NYSE: ST) today announced financing transactions by its indirect wholly‑owned subsidiary, Sensata Technologies B.V. (the "Issuer" or "Sensata"):

•
A private offer of $700 million in aggregate principal amount of senior notes due 2025 (the "Notes”) that is exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"); and

•
An amendment to the Issuer’s senior secured credit facilities that will increase the senior secured revolving credit facility commitment by an additional $100 million to $350 million in the aggregate and extend the maturity of the senior secured revolving credit facility to five years after the closing of the amendment.

The Notes will be guaranteed on a senior unsecured basis by substantially all of the Issuer's existing and future wholly-owned subsidiaries that guarantee the Issuer's senior secured credit facilities.  The Notes and the guarantees will be the Issuer's and the guarantors' senior unsecured obligations and will rank equally in right of payment to all existing and future senior indebtedness of the Issuer or the guarantors, including the Issuer's 4.875% senior notes due 2023 and 5.625% senior notes due 2024. The Notes and the guarantees will be senior to all of the Issuer's and the guarantors' future indebtedness that is expressly subordinated to the Notes and the guarantees. The Notes and the guarantees will be effectively junior to the Issuer's and the guarantors' secured indebtedness to the extent of the assets securing that indebtedness, including obligations under the Issuer's senior secured credit facilities, and will be structurally subordinated to all of the existing and future obligations of any of the Issuer's subsidiaries that do not guarantee the Notes.
Sensata intends to use the net proceeds from the offering of the Notes together with cash on hand to (1) purchase any and all of the Issuer’s $700 million 6.5% senior notes due 2019 (the “6.5% notes”) that are tendered (and not withdrawn), in the tender offer for the 6.5% notes that Sensata commenced today (the “Tender Offer”), (2) pay all accrued interest on the 6.5% notes and (3) pay all fees and expenses in connection with the sale of the Notes, the Tender Offer and the amendment to the Issuer’s senior secured credit facilities.
The Notes and the related guarantees will be offered only to "qualified institutional buyers" in reliance on the exemption from registration pursuant to Rule 144A under the Securities Act and to persons outside of the United States in compliance with Regulation S under the Securities Act. The Notes and the related guarantees have not been and will not be registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities or blue sky laws and foreign securities laws.
This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy the Notes or any other securities. The Notes offering is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful. Any offers of the Notes will be made only by means of a private offering memorandum.

About Sensata Technologies Holding N.V.
Sensata Technologies Holding N.V. is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in thirteen countries. Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning and ventilation, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata’s website at www.sensata.com. Information on our website is not incorporated by reference into, and does not form a part of, this press release.
Safe Harbor Statement
Statements in this release which are not historical facts, such as those that may be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions, are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. These risks and uncertainties include, but are not limited to, the consummation of the offerings by Sensata. Detailed information about some of the other known risks is included in our Annual Report on Form 10-K for the year ended December 31, 2014 and our other reports filed with the Securities and Exchange Commission. Because actual results could differ materially from our intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events, or otherwise.